Exhibit 10.1

1400 Shoals Way Portland TN. 37148	+1 615.451.1400 sales@shoals.com www.shoals.com

June 11, 2023

Dear Brandon,

Shoals Technologies Group, Inc., a Delaware corporation (the “Company”) is pleased to offer you the position of Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”), on the terms and subject to the conditions set forth in this letter agreement.

1. Duties and Responsibilities. Your duties and responsibilities as Chief Executive Officer of the Company will include those normally associated with such a position, as well as such additional duties that are consistent with such a position and assigned to you by the Board from time to time. You will be the highest ranking officer of the Company, reporting directly to the Board. During the Term (as defined below), you may (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by you in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal and passive investment activities, in each case, so long as such ownership, interests or activities do not interfere with your ability to fulfill your duties and responsibilities under this letter agreement and are not inconsistent with your fiduciary and other obligations to the Company or any of its direct and indirect subsidiaries (collectively, the “Company Group”) or competitive with the business of any member of the Company Group.

2. Term of Employment. The term of your employment with the Company will commence on July 17, 2023, or such other date as mutually agreed to in writing between you and the Company (the actual date of such commencement of employment, the “Start Date”), and continue until your employment is terminated in accordance with Section 4 below (the “Term”).

3. Compensation.

(a) Annual Base Salary. During the Term, the Company will pay you an annual base salary of $725,000, payable in accordance with the Company’s customary payroll practices and subject to the Company’s annual review process for similarly situated employees for possible upward increases, but not decreases; provided, that the Company may decrease your base salary as part of one or more reductions in base salaries that apply equally to each of the members of the Company’s senior management team in substantially the same proportions.

(b) Annual Cash Bonus. For each complete calendar year during the Term, commencing with calendar year 2024, you will be eligible to receive an annual cash bonus based upon the achievement of established performance goals, at the discretion of the Board, with an annual target bonus opportunity equal to 100% of base salary earnings for the applicable calendar year. For calendar year 2023, you will be eligible to receive an annual cash bonus equal to the product of (i) the actual amount of annual bonus that you would have earned if you had been employed for all of calendar year 2023 at the base salary rate set forth above (based upon the actual degree of achievement of the applicable 2023 performance goals previously established by the

1400 Shoals Way Portland TN. 37148	+1 615.451.1400 sales@shoals.com www.shoals.com

Board with respect to the Company’s 2023 annual incentive plan), and (ii) a fraction, the numerator of which is the number of days you were employed by the Company during calendar year 2023 and the denominator of which is 365. Any such annual cash bonus will be payable by March 15th of the calendar year immediately following the end of the calendar year to which such bonus relates, subject to continued employment through the bonus payment date.

(c) Long-Term Incentive Compensation During the Term, you will be eligible to receive long-term incentive equity awards under the Shoals Technologies Group, Inc. 2021 Long-Term Incentive Plan, as it may be amended, restated or otherwise modified from time to time (the “LTIP”). Any such awards granted to you under the LTIP will be in such amounts and on such terms and conditions as the Board will determine from time to time, taking into account your position and performance, and will be subject to and governed by the terms and conditions of the LTIP and the applicable award agreements evidencing such awards. Subject to your commencement of employment with the Company on the Start Date as contemplated herein, you will be entitled to receive an equity award on the Start Date in respect of the full fiscal year 2023 valued at approximately $3,300,000, calculated based on the Fair Market Value of the Company’s Common Stock (each as defined in the LTIP) on the Start Date, granted as follows: (i) 50% in the form of time-based restricted stock units of the Company (“RSUs”), vesting one-third on the first, second and third anniversaries of the Start Date, subject to continued employment through each such vesting date; and (ii) 50% in the form of performance-based restricted stock units of the Company, with a three-year performance period (fiscal years 2023 through 2025) and any applicable vesting to occur on the applicable performance certification date (which date will occur no later than March 31, 2026), subject to continued employment through the performance certification date.

(d) Replacement Award. Subject to your commencement of employment with the Company on the Start Date as contemplated herein, you will be entitled to receive the following awards intended to reimburse you for the forfeited cash and equity awards previously granted to you by your former employer:

(i) A cash award equal to $500,000, with (A) $250,000 payable on the first payroll following the Start Date (the “First Installment”), and (B) $250,000 payable on the one-year anniversary of the Start Date (the “Second Installment”), in each case, subject to continued employment through the applicable payment date. Notwithstanding the foregoing, in the event your employment with the Company is terminated by the Company for Cause (as defined in the Severance Plan, as defined below) or by you without Good Reason (as defined below) (A) during the one-year period following the payment date of the First Installment (the “First Year”), then you must repay a prorated portion of the First Installment to the Company within 30 days following such date of termination, or (B) during the one-year period following the payment date of the Second Installment (the “Second Year”), then you must repay a prorated portion of the Second Installment to the Company within 30 days following such date of termination, in each case, with such prorated portion based on the number of days remaining in the period commencing as of the date of such termination and ending on the last day of the First Year or the Second Year, as applicable.

1400 Shoals Way Portland TN. 37148	+1 615.451.1400 sales@shoals.com www.shoals.com

(ii) On the Start Date, a grant of RSUs valued at approximately $1,100,000, calculated based on the Fair Market Value of the Company’s Common Stock on the Start Date, vesting in full on the one-year anniversary of the grant date, subject to continued employment through such vesting date.

(e) Business Expenses. The Company will reimburse you for your reasonable and documented out-of-pocket business-related expenses actually incurred in the performance of your duties under this letter agreement, so long as such expenses are consistent with the Company’s expense policy as in effect from time to time, and you timely submit all documentation for such expenses, as required by such policy.

(f) Relocation.

(i) Relocation Expenses. Unless otherwise mutually agreed to in writing between you and the Company, you hereby acknowledge and agree to relocate to the metropolitan area of the Company’s corporate headquarters (the “Metro Area”) prior to December 31, 2025; provided, that the date of such relocation will be determined in good faith by you and the Company (the actual date of such relocation, the “Relocation Date”). Upon the execution of a written document by you and an authorized signatory of the Company which sets forth the mutually agreed-upon Relocation Date (which, for the avoidance of doubt, will be no later than December 31, 2025), the Company will pay you a single lump sum cash payment equal to $200,000 on the first payroll following such execution, subject to your continued employment through such payment date, with such payment to be used by you for relocation expenses incurred as a result of your relocation to the Metro Area (the “Relocation Expenses”). Following receipt of the Relocation Expenses, in the event that (A) your employment with the Company is terminated by the Company for Cause or by you without Good Reason, or (B) you fail to relocate to the Metro Area, in each case, prior to December 31, 2025, you will be required to repay the full amount of the Relocation Expenses to the Company within 30 days following the date of such termination or December 31, 2025, as applicable. For the avoidance of doubt, in the event you and the Company do not determine the Relocation Date in good faith and execute a written document setting forth the mutually agreed-upon Relocation Date in accordance with this Section 3(f)(i), in each case, prior to December 31, 2025, you will not be eligible to receive any portion of the Relocation Expenses.

(ii) Commuting Expenses. Unless otherwise mutually agreed to in writing between you and the Company, subject to Section 3(e) above, the Company will reimburse you for the following reasonable and documented out-of-pocket expenses actually incurred by you: (A) transportation expenses incurred as a result of your travel between your residence in Marietta, Georgia and one of the Company’s offices in Tennessee, California or Alabama during the period commencing as of the Start Date and ending on the earlier of the Relocation Date and December 31, 2025 (such period, the “Commuting Period”); and (B) temporary lodging expenses (e.g., hotel room, corporate housing, or similar accommodations) incurred while working in one of the Company’s offices in Tennessee, California or Alabama during the Commuting Period. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein or in a written Company policy, any meal expenses incurred by you during the Commuting Period will not be reimbursable.

1400 Shoals Way Portland TN. 37148	+1 615.451.1400 sales@shoals.com www.shoals.com

4. Termination of Employment. Acceptance of this offer of employment does not imply or create a contract of employment. Your employment with the Company is at-will, and either you or the Company may terminate the employment relationship at any time and for any or no reason, subject to any advance written notice periods required pursuant to the Severance Plan (as defined below). As part of your employment with the Company, you will be required to comply with the Company’s ongoing policies and procedures as those policies and procedures are updated from time to time.

5. Executive Severance Plan. Your continuing employment with the Company will be conditioned on your execution of a Participation Agreement as soon as reasonably practicable following the Start Date (and in no event later than 10 days following the Start Date), which will evidence your agreement to participate in the Shoals Technologies Group, Inc. Executive Severance Plan (the “Severance Plan”) and to comply with all of the terms, conditions and restrictions within the Severance Plan. Such Participation Agreement will be provided to you under separate cover. The Severance Plan provides for certain severance payments and benefits in the event of a Qualifying Termination outside of, or during, the Change in Control Protection Period (each as defined in the Severance Plan). Further, the Severance Plan contains certain restrictive covenants, including non-competition, non-solicitation, non-disparagement, confidentiality and assignment of intellectual property covenants. Notwithstanding anything to the contrary set forth herein or in the Severance Plan, you and the Company hereby acknowledge and agree that if the Severance Plan is amended by the Company in a way that reduces or otherwise adversely affects your rights thereunder or is terminated by the Company, you will continue to have the same rights under this letter agreement with respect to the Severance Plan benefits and obligations as if the Severance Plan had not been amended or terminated.

(a) For purposes of this letter agreement, “Good Reason” means, with respect to your termination of employment with the Company Group, (i) a material diminution in your base salary or authority, duties and responsibilities with the Company or its subsidiaries; provided, however, that if you are serving as an officer or member of the board of directors (or similar governing body) of any member of the Company Group (other than the Company) or any other entity in which a member of the Company Group holds an equity interest, in no event shall the removal of you as an officer or board member, regardless of the reason for such removal, constitute Good Reason; (ii) the relocation of the geographic location of your principal place of employment by more than fifty (50) miles from the location of your principal place of employment as of the Start Date or, following your relocation to the Metro Area as contemplated in Section 3(f)(i) hereof, the relocation of the geographic location of your principal place of employment by more than fifty (50) miles from the location of your principal place of employment as of the Relocation Date; provided, that, for the avoidance of doubt, your relocation to the Metro Area as contemplated in Section 3(f)(i) shall not constitute Good Reason; or (iii) any other action or inaction that constitutes a material breach by the Company of this letter agreement; provided, further, that any assertion by you of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in this Section 5(a) giving rise to your termination of

1400 Shoals Way Portland TN. 37148	+1 615.451.1400 sales@shoals.com www.shoals.com

employment must have arisen without your consent; (B) you must provide written notice to the Board of the existence of such condition(s) within 30 days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for 30 days following the Board’s receipt of such written notice; and (D) the date of your termination of employment must occur within 60 days after the initial occurrence of the condition(s) specified in such notice; provided, further, that no suspension of you or a reduction in your authority, duties and responsibilities in conjunction with any leave required, or other action taken, by the Company as part of any investigation into alleged wrongdoing by you shall give rise to Good Reason.

6. Benefits. During the Term, you will be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time, including, without limitation, participation in the Company’s 401(k) plan and health, dental, vision, short-term disability, long-term disability and life insurance. The Company will not, however, be obligated to institute, maintain or refrain from changing, amending or discontinuing, any such plan or policy. You will be eligible to participate in the Company’s 401(k) plan after six months of employment. The Company match is 100% of the first 3% contributed, and the next 2% is matched at 50%. You will be eligible for such health benefits on the first day of the month following 30 days of employment. You will also be entitled to receive a monthly cell phone allowance equal to $40 per month, or a separate cell phone for business use at the Company’s cost at your request, during the Term.

7. Vacation. You will be entitled to four weeks of paid vacation per year during the Term, accrued in accordance with the Company’s vacation policy. In addition to vacation time, we offer ten paid holidays throughout the calendar year.

8. Miscellaneous.

(a) Withholdings; Deductions. The Company is authorized to withhold and deduct from any benefits, amounts or payments related to this letter agreement or your employment with the Company (i) all federal, state, local and other taxes and (ii) any applicable deductions or withholdings.

(b) Prior Employment. You will be prohibited from using or disclosing any confidential information or trade secrets that you may have learned through any prior employment. You represent and warrant to the Company that you took nothing with you which belonged to any former employer when you left your prior employment positions and that you have nothing that contains any information which belongs to any former employer. If at any time you discover this is incorrect, you will promptly return any such materials to your former employer.

1400 Shoals Way Portland TN. 37148	+1 615.451.1400 sales@shoals.com www.shoals.com

(c) Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by you and any member of the Company Group prior to the termination of your employment with the Company or any member of the Company Group, any termination of your employment will constitute, as applicable, an automatic resignation of you: (i) as an officer of the Company and each member of the Company Group; (ii) from the Board; and (iii) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) you serve as such Company Group member’s designee or other representative. You agree to take any further actions that any member of the Company Group reasonably requests to effectuate or document the foregoing.

(d) Arbitration.

(i) Subject to Section 8(d)(ii) below, any dispute, controversy or claim between you and any member of the Company Group arising out of or relating to this letter agreement or your employment or engagement with any member of the Company Group (“Disputes”) will be finally settled by confidential arbitration in the State of Tennessee in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award will be final and binding on both parties. Any arbitration conducted under this Section 8(d) will be private, will be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA and will be conducted in accordance with the Federal Arbitration Act. The Arbitrator will expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this letter agreement, the Arbitrator will have the power to (A) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (B) grant injunctive relief and enforce specific performance. All Disputes will be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator will be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, except as provided under this Section 8(d), each party will pay all of its own costs and expenses, including its own legal fees and expenses, and the arbitration costs will be shared equally by the Company and you.

(ii) By entering into this letter agreement and entering into the arbitration provisions of this Section 8(d), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(iii) Nothing in this Section 8(d) will prohibit a party to this letter agreement from (A) instituting litigation to enforce any arbitration award, or (B) joining the other party to this letter agreement in a litigation initiated by a person or entity that is not a party to this letter agreement. Further, nothing in this Section 8(d) precludes you from filing a charge or complaint with a federal, state or other governmental administrative agency.

1400 Shoals Way Portland TN. 37148	+1 615.451.1400 sales@shoals.com www.shoals.com

(e) Governing Law. This letter agreement will in all respects be construed according to the laws of the State of Tennessee without regard to its conflict of laws principles that would result in the applicable of the laws of another jurisdiction.

(f) Entire Agreement; Amendment. This letter agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This letter agreement may be amended only by a written instrument executed by both parties hereto.

(g) Legal Fees. Within 15 days of receiving an invoice for the same, the Company will pay your attorneys’ fees up to $15,000 that are incurred in connection with negotiating and documenting this letter agreement, with such invoice to be provided within 30 days of the execution of this letter agreement by you and the Company.

(h) Assignment. This letter agreement is personal to you, and neither this letter agreement nor any rights or obligations hereunder will be assignable or otherwise transferred by you. The Company may assign this letter agreement without your consent, including to any member of the Company Group, and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company; provided, however, that if this letter agreement is assigned to a member of the Company Group (i) you will remain the Chief Executive Officer of the Company (i.e., Shoals Technologies Group, Inc.) and in such capacity you will continue to report to the Board and (ii) all equity awards described in this letter agreement will remain with respect to the equity of the Company.

(i) Section 409A. All provisions of this letter agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom, and will be construed and administered in accordance with such intent. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter agreement are exempt from, or compliant with, Section 409A and in no event will any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

(j) Counterparts. This letter agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one part, but together signed by both parties hereto. Electronic copies will have the same force and effect as the originals.

This offer of employment is contingent upon the successful completion of a pre-employment drug screen. Federal law requires that you provide the Company with documents establishing your identity and right to work in the United States within three business days of the Start Date.

1400 Shoals Way Portland TN. 37148	+1 615.451.1400 sales@shoals.com www.shoals.com

We at the Company hope that you will accept this offer of employment, and we look forward to welcoming you to the team. If you have any questions, please feel free to reach out to me by phone at ***** or by email at *****. Please sign and return a copy of this letter agreement to confirm your acceptance of the terms and conditions stated herein.

Sincerely, on behalf of the Company,

/s/ Lori Sundberg
Lori Sundberg
Chair of the Compensation Committee for the Company

By signing and dating this letter agreement below, I accept this offer of employment, on the terms and subject to the conditions set forth in this letter agreement:

Signature: /s/ Brandon Moss
Brandon Moss

Signature Date: 6/12/2023